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                                    EXHIBIT 5

                      LEGAL OPINION OF IRELL & MANELLA LLP

                       [LETTERHEAD OF IRELL & MANELLA LLP]

                                  July 6, 1999

Herbalife International, Inc.
1800 Century Park East
Los Angeles, California 90067

Ladies and Gentlemen:

         We have acted as counsel for Herbalife International, Inc., a Nevada corporation (the "Company"), in connection with the proposed filing with the Securities and Exchange Commission expected to be made on or about July 6, 1999 under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering (i) 5,000,000 shares of the Company's Common Stock, par value $.01 per share (the "Shares") and (ii) $24,000,000 in Deferred Compensation Obligations which represent unsecured obligations of the Company to pay compensation in the future in accordance with the terms and conditions of the Herbalife Senior Executive Deferred Compensation Plan, the Herbalife Management Deferred Compensation Plan, the Herbalife of America, Inc. Executive Officer Deferred Compensation Plan and the Herbalife Master Trust Agreement for Deferred Compensation Plans (the "Deferred Compensation Plans"). As your counsel in connection with this transaction, we have examined such matters and documents as we have deemed necessary or relevant as a basis for this opinion.

         Based on these examinations, it is our opinion that (i) the Shares, when issued and paid for in the manner referred to in the Registration Statement, will be legally and validly issued, fully-paid and non-assessable and
(ii) the Deferred Compensation Obligations, when issued in accordance with the provisions of the Deferred Compensation Plans, will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general equity principles.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the reference to this firm under the caption "Legal Matters" in the Reoffer Prospectus forming a part of this Registration Statement.

                                                     Very Truly Yours,

                                                     /s/ IRELL & MANELLA LLP


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                                                     Irell & Manella LLP